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                                                                   Exhibit 99.7


                       COMPREHENSIVE CARE CORP. ANNOUNCES
                      INTENTION TO RELY ON EXEMPTION FROM
                        NYSE SHAREHOLDER APPROVAL POLICY
                              FOR STOCK ISSUANCES


TO ALL SHAREHOLDERS OF COMPREHENSIVE CARE CORPORATION (NYSE: CMP) NEWPORT BEACH, CALIFORNIA, AUGUST 18, 1995:

          Chriss W. Street, Chairman of the Board, President and Chief Executive Officer of Comprehensive Care Corporation ("CompCare") proudly announced that "CompCare has completed certain private sales of Common Stock and convertible debt in preparation for an exchange offer to retire CompCare's Subordinated Debentures and to help fund the global restructuring following the
December 1994 settlement of IRS tax obligations."   Since January 1, 1995, and
as of August 15, 1995, CompCare has issued or agreed to issue an aggregate of 502,554 shares of Common Stock and has reserved for issuance in the future approximately 789,932 shares of Common Stock (and an indeterminate number for specific anti-dilution provisions) related to privately negotiated transactions approved by the Board of Directors but not submitted to stockholders. The transactions include 442,500 shares sold for $2.5 million in cash and convertible debt sold for $2 million under which 336,700 shares are reserved for conversion. Each of these underlying transactions have been previously announced publicly and described in periodic reports filed with the Securities and Exchange Commission.

         Of the above-mentioned shares, 442,500 shares and reserves of approximately 336,700 additional shares (subject to anti- dilution provisions) had been separately considered and passed upon by the Audit Committee of the Board of Directors. An issuance of CompCare Common Stock, to the extent issuances in any transaction or a series of related transactions would exceed 20% of the number of shares previously outstanding, would normally require approval of CompCare's stockholders pursuant to the Shareholder Approval Policy of the New York Stock Exchange (the "Exchange"). CompCare's Audit Committee determined that the expected delay which could result from seeking its shareholders' prior approval of such issuances would seriously jeopardize the financial viability of CompCare. Because of that determination, the Audit Committee, pursuant to an exception provided in the Exchange's Shareholder Approval Policy for such a situation, expressly approved CompCare's omitting to seek the stockholder approval that otherwise would have been required under that policy of the Exchange. The Exchange has accepted CompCare's application of the exception.

         This announcement of the private placement transactions is provided in accordance with rules of the Exchange pursuant to an exception from the shareholder approval policy of the Exchange. Reliance on the exception has been approved by CompCare's Audit Committee of the Board of Directors. Ten days after this notice is mailed, CompCare will proceed to issue certificates for the shares or to reserve the shares for issuance, as appropriate. The shares to be issued or reserved in reliance on the exception to the Exchange's policy approved by the Audit Committee are as follows:

         1. On January 9, 1995, CompCare sold a two-year $2 million convertible secured note bearing interest at 12 1/2% per annum, and a default rate of interest of 15% per

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         annum, convertible in whole or in part into Common Stock at an initial conversion price of $6.00 per share (initially up to 333,333 shares and a maximum of 400,000 shares), subject to anti-dilution adjustments. Anti-dilution adjustments have been required, resulting in an adjusted conversion price currently of $5.94 (so that the note is convertible currently into up to 336,700 shares).

         2. On February 1, 1995, CompCare agreed to issue 100,000 shares for $6.00 per share in cash. CompCare has subsequently adjusted the number of shares in this transaction to 115,000 shares at a price of approximately $5.21 each, as described further below.

         3. On April 15, 1995, CompCare agreed to issue 150,000 shares for $6.50 per share in cash. CompCare has subsequently adjusted the number of shares in this transaction to 172,500 shares at a price of approximately $5.65 each, as described further below.

         4. On or about July 15, 1995, CompCare received an agreement to purchase an additional 135,000 shares for $6.00 per share in cash from Lindner Investments.

         5. On or about August 15, 1995, CompCare agreed to issue an additional 20,000 shares for $6.00 per share in cash.

         On or about March 3, 1995 CompCare had publicly announced an intention to issue up to 650,000 shares in transactions approved by the Board of Directors but not submitted to shareholders. Today's announcement includes the shares anticipated in the previous announcement. CompCare originally had agreed to issue or reserve, initially, an aggregate of only 583,333 shares in such private placements, and the revised aggregate includes a 40,367 share, or 15%, adjustment upward in the number of shares in two transactions in consideration of delays not contemplated in the investors' original agreement to purchase shares requiring investors to defer making any requests to register their shares. CompCare's adjustment upward by 15% in the number of shares results in an approximately 13% lower effective per share price to those private investors. 37,500 additional shares have been reserved for these adjustments. Consequently an anti-dilution adjustment required by the $2,000,000 convertible note referred to above resulted in an additional 3,367
shares being reserved for issuance upon conversion thereof.   CompCare's Board
of Directors determined to provide the additional shares as a reasonable discount for delays for future registration of the shares and CompCare's prospective difficulty in satisfying registration rights agreements with the investors.

         The anticipated registration delays arose in large part because of the resistance of Arthur Andersen LLP ("Andersen") to CompCare's requests for consent to use Andersen's 1993 and 1994 audit reports in connection with any CompCare registration statements under the Securities Act of 1933 and the termination by Andersen of its two-year audit engagement with CompCare. Andersen has advised CompCare that Andersen might permit (without commitment) its 1993 and 1994 audit reports to be used in CompCare's filings with the Securities and Exchange Commission, and the appropriate form that such audit reports may take if reissued at a future time, depending upon the results of post-audit review procedures that Andersen would perform as it considers necessary in the circumstances. Auditors' reports must be included in all 1933 and 1934 Act filings with the Securities and Exchange Commission, and a consent to use such report must be included in all 1933 Act filings. The Board felt that the private investors could have had





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a reasonable belief that CompCare's attempts to proceed with future registrations of their shares might be costly or difficult, and their investment expectations may have been upset by the prospects raised by Andersen's potential reexamination of past audit reports and Andersen's withdrawal from its audit engagement.


         CompCare's Common Stock continues to be subject to "listing watch" with regard to its financial position and no assurance is to be inferred from this announcement that the Common Stock will continue to be listed on the Exchange or will in the event of delisting be eligible for listing or quotation elsewhere.

         In separate transactions approved by the Board of Directors, but not submitted to shareholders, CompCare has issued or reserved shares of Common stock otherwise than pursuant to the exception to the Exchange's policy approved by the Audit Committee:

         1. In August 1994 and October 1994, CompCare granted options to purchase an aggregate of 85,000 shares of Common Stock at prices ranging from $7.50 to $15.00 per share to three individuals, one of whom was chairman of the board of directors and an interim officer and employee (who thereupon accepted the office of President and CEO) of CompCare and the other two of whom became new employees of a subsidiary at that time (one of whom became the subsidiary's President and the other became a vice president). Also, CompCare amended a similar option granted in July 1992 that was held by a former officer of CompCare, and the amendment had the effect of reducing the number of shares purchasable to 12,500 shares, extending the option's term by six months and reducing its exercise price from $15.00 to $7.50 per share. Each of these options was granted as an inducement essential to the grantee's entering into an employment contract with CompCare or a subsidiary and in reliance on an applicable exception to the Exchange's requirement of shareholder approval for grants to officers and directors.

         2. As of December 29, 1994, CompCare agreed to issue 16,000 shares of Common Stock to the former owner of the predecessor of the business conducted by Comprehensive Behavioral Care, Inc., formerly known as AccessCare, Inc., a majority-owned subsidiary of CompCare. CompCare subsequently issued a new stock certificate representing an aggregate of those 16,000 shares. The shares were issued as part of the consideration due under an agreement to settle pending litigation against CompCare and Comprehensive Behavioral Care, Inc., which were claimed by the former employee under a 1992 option agreement that was in effect at the time of his involuntary termination.

         3. Effective April 1, 1995, CompCare agreed to issue up to 176,216 shares of CompCare's Common Stock, 132,162 of which constitutes the purchase price for CompCare to acquire all of the stock of American Mental Health Care, Inc. ("AMH"). Such transaction may be terminated by CompCare at the end of a one-year period in which Comprehensive Behavioral Care, Inc. will manage AMH, retain contract revenues and pay contract claims. The shares of CompCare Common Stock referred to above will be payable in four annual installments. Pursuant to such agreement, CompCare intends to issue initially 44,054 shares to AMH in return for one-third of the outstanding stock of AMH, and CompCare has reserved an additional aggregate of 132,162 shares for the remaining three installments that will be payable to the shareholders of AMH in the event that CompCare elects to proceed with the acquisition of the remaining outstanding shares





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         of AMH.  CompCare may exercise the option to acquire all of the stock of AMH not already owned by CompCare after one year, in which event it is agreed that CompCare will reacquire the 44,054 shares of CompCare issued to AMH in the first installment. The amounts of the final two installments will be subject also to reduction if AMH's revenue performance does not satisfy agreed-upon requirements.

         4. As of May 24, 1995, Comprehensive Behavioral Care, Inc., formerly known as AccessCare, Inc., sold a minority preferred stock interest to Physician Corporation of America ("PCA") representing 13 1/2% of the voting power. In connection with that private placement, CompCare granted to PCA a 10-year option which provides PCA the right to exchange the preferred shares (purchased for $1,000,000) for up to 100,000 shares of CompCare Common Stock. The sale was made pursuant to a letter of intent entered into on March 30, 1995.

         5. On March 3, 1995, CompCare entered into an agreement in principle with a representative of holders of 7 1/2% Convertible Subordinated Debentures (the "Debentures") to use best efforts to undertake to make an exchange offer to all holders of Debentures within 180 days thereof. Such exchange would contemplate an issuance of shares of Common Stock, plus cash consideration, in exchange for surrender of outstanding Debentures at the election of the holders thereof. CompCare has agreed to pledge all of its equity interest in CompCare's CareUnit, Inc. subsidiary in order to secure its obligation to purchase the Debentures pursuant to such an offer or otherwise.
         The ability of CompCare to make or to complete such offer will be subject to financing the cash portion of the exchange and otherwise obtaining all necessary consents and making necessary filings. No assurance is possible as to CompCare's ability to complete such exchange. The foregoing is not an offer or a solicitation of offers to exchange any Debenture, and any such offer can only be made pursuant to a formal offer of exchange.

         At May 31, 1995, CompCare had 2,701,062 shares issued and outstanding or committed to be issued within 10 days following this announcement; 887,200 shares reserved under stock option plans approved by the shareholders of CompCare on or before November 14, 1994; and approximately 967,059 additional shares reserved for issuance, including all other shares reserved in the transactions described above. Each share of Common Stock also includes one attached common share purchase right issued under CompCare's shareholder rights plan.

         The securities issued or to be issued in the transactions referred to above have not been registered and are not required to be registered under the Securities Act of 1933 pursuant to exemptions therefrom. The securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act of 1933.

         Comprehensive Care Corporation provides cost effective health care management services for specific "disease states" on a contractual or at-risk ("managed care") basis throughout the United States.





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